Exhibit 99.1

OPGEN SIGNS SUPPLY AGREEMENT TO USE THERMO FISHER SCIENTIFIC'S TECHNOLOGY TO ADVANCE ACUITAS RAPID® TEST

GAITHERSBURG, Md., June 19, 2017 – OpGen, Inc. (NASDAQ:OPGN) announced today that it has entered into a global supply agreement to use Thermo Fisher Scientific's technology to support the commercialization of its rapid molecular products and informatics system to help combat multidrug-resistant infections. OpGen will combine Thermo Fisher's real-time PCR solutions with its genomic analysis and bioinformatics technology to help healthcare providers rapidly and accurately identify bacterial antibiotic susceptibility using resistance gene profiles.

Under the terms of the agreement, OpGen will commercialize the Acuitas Rapid Test for Pathogen ID and resistance genes on Thermo Fisher's new mid-throughput real-time PCR system. The effort will be supported by local labs that will be able to interpret results using customized analysis software and OpGen's cloud-based Acuitas Lighthouse® Knowledgebase to match genomic analysis data with antibiotic susceptibility information to identify microbial infections in individual patients.

"This effort supports our commitment to advancing the latest in molecular testing to help hospitals and health systems rapidly and accurately streamline protocols for informed decision-making in acute care settings," said Evan Jones, Chairman and CEO of OpGen. "Thermo Fisher's market leading position in PCR, its global install base makes them an ideal partner for our Acuitas Rapid Test."

About OpGen
OpGen, Inc. is harnessing the power of informatics and genomic analysis to provide complete solutions for patient, hospital and network-wide infection prevention and treatment. Learn more at www.opgen.com and follow OpGen on Twitter and LinkedIn.

OpGen, Acuitas, Acuitas Lighthouse and QuickFISH are registered trademarks of OpGen, Inc.

Forward-Looking Statements
This press release includes statements relating to OpGen's Acuitas Rapid Test in development and its Acuitas Lighthouse Knowledgebase in development, its commercialization plans for these products, and its efforts to seek regulatory clearance for such products. These statements and other statements regarding OpGen's future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen Contact:
Michael Farmer
Director, Marketing
240-813-1284
mfarmer@opgen.com
InvestorRelations@opgen.com

Investor and Media Contact:
Cammy Duong
MacDougall Biomedical Communications
781-591-3443
cduong@macbiocom.com